Exhibit (c)(2)

ru-lNCOLN INTERNATIONAL CONFIDENTIAL - DRAFT Preliminary Discussion Materials Presentation to: The Special Committee of the Board of Directors of Asta Funding, Inc. December 30, 2019  Sta

Disclaimer and Confidentiality Statement

This presentation, and any supplemental information (written or oral) or other documents provided in connection therewith (collectively, the "Materials"), are provided to, and solely for the information of, the Special Committee of the Board of Directors (the "Board") of the Company (as defined herein) in connection with the Special Committee of the Board's consideration of a Proposed Transaction (as defined herein). This presentation is incomplete without reference to, and should be considered in conjunction with, any supplemental information provided by and discussions held with Lincoln Partners Advisors, LLC ("Lincoln") in connection therewith.

Any defined terms used herein shall have the meanings set forth herein, even if such defined terms have been given different meanings elsewhere in the Materials. The Materials are for discussion purposes only.

Lincoln expressly disclaims any and all liability which may be based on the Materials and any errors therein or omissions therefrom.

The Materials were prepared for specific persons familiar with the business and affairs of the Company for use in a specific context and were not prepared with a view toward public disclosure or to conform with any disclosure standards under any state, federal or international securities laws or other laws, rules or regulations, and none of the Special Committee of the Board, the Company, or Lincoln takes any responsibility for the use of the Materials by persons other than the Special Committee of the Board and the Company. The Materials are provided on a confidential basis solely for the information of the Special Committee of the Board and the Company, other than as described in the Engagement Letter (defined herein), and may not be disclosed, summarized, reproduced, disseminated, quoted, or otherwise referred to, in whole or in part, without Lincoln's express prior written consent.

The Materials are necessarily based on financial, economic, market, and other conditions as in effect on, and the information available to Lincoln as of, the date of the Materials. Although subsequent developments may affect the contents of the Materials, Lincoln has not undertaken, and is under no obligation, to update, revise, or reaffirm the Materials. The Materials are not intended to provide the sole basis for evaluation of the Proposed Transaction and do not purport to contain all information that may be required to do so. The Materials do not address the underlying business decision of the Company or any other party to proceed with or effect the Proposed Transaction. The Materials do not constitute any opinion, nor do the Materials constitute a recommendation to the Special Committee of the Board, the Company, any security holder of the Company, or any other party as to how to vote or act with respect to any matter relating to the Proposed Transaction or otherwise. Lincoln's only opinion is the Opinion (as defined herein), if any, that is actually delivered to the Special Committee of the Board.

The Materials may not reflect information known to other professionals in other business areas of Lincoln and its affiliates.

The preparation of the Materials was a complex process involving quantitative and qualitative judgments and determinations with respect to the financial, comparative, and other analytic methods employed and the adaption and application of these methods to the unique facts and circumstances presented and, therefore, is not readily susceptible to partial analysis or summary description. Furthermore, Lincoln did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, the analyses contained in the Materials must be considered as a whole. Selecting portions of the analyses, analytic methods and factors without considering all analyses and factors could create a misleading or incomplete view. The Materials reflect judgments and assumptions with regard to industry performance, general business, economic, regulatory, market, financial conditions, and other matters, many of which are beyond the control of the participants in the Proposed Transaction.

Any estimates of value contained in the Materials are not necessarily indicative of actual value or predictive of future results or values, which may be significantly more or less favorable.

Any analyses relating to the value of assets, businesses, or securities do not purport to be appraisals or to reflect the prices at which any assets, businesses, or securities may actually be sold.

The Materials do not constitute a valuation opinion, fairness opinion, or credit rating. The Materials do not address any other terms, aspects, or implications of the Proposed Transaction, or any agreements, arrangements, or understandings entered into in connection with the Proposed Transaction or otherwise. Furthermore, the Materials do not address the fairness of any portion or aspect of the Proposed Transaction to any party. In preparing the Materials, Lincoln has not conducted any physical inspection or independent appraisal or evaluation of any of the assets, properties, or liabilities (contingent or otherwise) of the Company or any other party.

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Asta Funding, Inc.

Disclaimer and Confidentiality Statement (cont'd) Except as other-wee noted in the Materials, all budgets, projections, estimates, financial anatys—, reports, and other information with respect to operations (including estimates of potential cost savings and expense reflected in the Materials have been liepared management of the Company CManaaementE) or are derived from such budgeB, projections, —timates, financial anatys—, reports and other information or from other sourc—, which involve numerous and significant subjective determinations made by management of the relevant party and/or which such management has reviewed and found reasonable The budgets, projections and estimates contained in the Materials may or may not be achieved and differenc— between Injected resu& and those actualb' achieved may be material Lincoln has relied upon repr—entations made by Management and other participants in the Proposed Transaction that such budgets, Injections, and estimates have been reasonabty prepared in good faith on bases reflecting the best currents' available estimates and judgments of such management (or, with rapect to information obtained from public sources, repr—ent reasonable estimates), and Lincoln expr—ses no opinion wth respect to such budgets, Injections, or estimates or the assumptions on which they are based Lincoln has assumed and relied upon the accuracy and completeness of the financial and other information provided to, decussed with or reviewed by t without (and without assuming responsibilty for) independent verification of such information, makes no repr—entation or warranty (EKIyess or implied) in respect of the accuracy or completeness of such information and has further relied upon the assurances of the Company and other parttipants in the Proposed Transaction that they are not aware of any facts or circumstances that would make such information inaccurate or In addition, Lincoln has relied upon and assumed, without independent verification, that there has been no change in the business, asseÉ, liabilities, financial condition, resu& of operations, cash flows, or licspecÉ of the Company or any other participant in the Proposed Transaction since the respectVe dates of the most recent financial statements and other in formation, financial or otherwise, prodded to, discussed with or reviewed by Lincoln that would be material to ts anatyses, and that the final forms of any draft documents reviewed by Lincoln will not differ in any material respect from such draft documents The Materials do not constitute a commitment by Lincoln or any of ts affiliates to undewrite, for or place any securities, to extend or arrange credit, or to grovide any other services Lincoln provides mergers and acquisitions, restucturing, and other adv—ory servees to clients, which may have in the past included, or may currentb' or in the future include, one or more interested parti— in the Proposed Transaction Clnterested PartiesE), for whCh serves Lincoln has received, and may receive, compensatiom Although Lincoln in the course of such activities and relationships or otherwSe may have acquired, or may in the future acquire, information about one or more Interested Parties or the Proposed Transaction, or that othetwee may be of interest to the Company, Lincoln shall have no obligation to, and may not be contractualty permitted to, disclose such information, or the fact that Lincoln is in possession of such information, to the Company or to usesuch information on the Company's behalf Lincoln and ts affiliates provide a range of investment banking and financial servic— and, in that regard, Lincoln may in the future provide, investment banking and other financial servic—  to the Company or ts respective affiliates, for which Lincoln and our affiliates would expect to receive compensatiom THIS REPORT IS NOT INTENDED TO REPRESENT AND DOES NOT REPRESENT AN OPINION BY LINCOLN. A.,LINCOLN  INTERNATIONAL Sta

Table of Contents Section 1 Appendix A Appendix B Appendix C Preliminary Financial Analysis Fully-Diluted Shares Outstanding Asta Trading Analysis Premiums Paid Analysis 5 12 14 17

Preliminary Financial Analysis Section 1

Proposed Transaction and Lincoln Valuation Methodology Proposed Transaction • It is Lincoln's understanding that the Proposed Transaction involves the offer made by Gary Stern, the Chairman and Chief Executive Officer (the 'CEO") of the Company to acquire the shares of common stock of the Company not owned by tha CEO or his family (tha 'Public Shares" and such holders, to 'Public Shareholders") through a merger transaction in which the Public Shares will be convened into the right to receive cash consideration of SIO_76 par share (the 'Consideration", and such transaction, the 'Proposed Transaction"). Lincoln Valuation Methodology • Lincoln palformed a sum-of-the-pats financial analysis for each of the four primary operating segments of Asta Funding, Inc. ('Asta" or the , including: (i) consumer receivables, (ii) personal injury claims, (iii) social security disability advocacy, and (iv) corporate overhead (each a 'Segment"). For each Segment's discounted cash flow ("DCF") analysis, Lincoln utilized projections provided and prepared by management of the Company (the "Management Projections"), and With respect to corporate overhead projections reflecting certain adjustments as reviewed and approved for Lincoln's use by the Special Committee (the "Adjusted Management Projections"). For each Segment DCF, Lincoln utilized a capital asset pricing model ("CAPM")-derived weighted average cost of capital ("WACC") to discount to present value the future cash flows in each of the Management Projections and the Adjusted Management Projections, respectively. Based on an analysis of the selected public companies and commensurate with the risks related to the Company, a WACC of 11.5% was utilized. • Lincoln's valuation analysis excludes any potential impact ofthe derivative lawsuit filed by Danial Litten in Delaware Chancery Court on November 4, 2019 (the "Derivative Lawsuit"). A.,LINCOLN INTERNATIONAL Sta

Lincoln Valuation Methodology (continued) Segment Consumer Receivables Personal Injury Claims Social Security Disability Advocacy Corporate Overhead A.,LINCOLN INTERNATIONAL Entity Palisades Collection, LLC (United States) Palisades Collection, LLC (International: Colombia and Peru) Simia Capital, LLC ('Simia") Sylvave, LLC ('Sylvave") Arthur Funding, LLC ('Allhul GAR Disability Advocates, LLC (GAR") Methodology DCF using Management Projections DCF using Management Projections DCF using Management Projections DCF using Management Projections Selected Public Companies / Transactions Analysis using the Company's investment in Arthur Funding as the basis DCF using Management Projections Selected Public Companies Analysis using GARs FY2019 and estimated FY2020 EBITDA as the basis for Lincoln's valuation DCF using Adjusted Management Projections discussed With and authorized by the Committee; Refer to slide 11 Sta

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Preliminary Financial Analysis – Equity Value Waterfall at High-End of Lincoln's Valuation Range

Preliminary Valuation Summary
($ in Thousands, except per share values)

	Value	Per Share (1)	Proposed Transaction	Per Share Consideration (1)
Liquid Financial Assets				
Cash And Cash Equivalents (2)	$4,308.0	$0.64		
Investments (3)	8,044.6	1.19		
Available-For-Sale Securities (3)	56,271.1	8.35		
Total Liquid Financial Assets	**$68,623.6**	**$10.18**		
Segment Enterprise Value (Sum-of-the-Parts Analysis)				
Consumer Receivables	$19,423.0	$2.88		
Personal Injury Claims	2,559.0	0.38		
GAR	9,008.0	1.34		
Corporate Overhead (4)	(24,553.0)	(3.64)		
Total Segment Enterprise Value (Rounded) (5)	**$6,437.0**	**$0.95**		
Other Assets				
Present Value of NOL Tax Benefits	$1,230.5	$0.18		
Equity Method Investment (Serlefin) (2) (6)	280.0	0.04		
Settlements Receivable (2) (7)	1,558.0	0.23		
Other Assets (2)	1,135.0	0.17		
Total Other Assets	**$4,203.5**	**$0.62**		
Preliminary Aggregate Equity Value	**$79,264.1**	**$11.76**	**$72,460.5**	**$10.75**
For Reference Only - Value of Public Company Cost Savings (8)	*$4,272.0*	*$0.63*		
Preliminary Aggregate Equity Value + Public Company Cost Savings	***$83,536.1***	***$12.39***		

Implied Equity Value Multiples

			Proposed Transaction
2019A Book Value	$89,169.0	0.89x	0.81x
2019A Tangible Book Value	87,759.0	0.90x	0.83x
2019A Earnings	7,175.0	11.0x	10.1x

(1) Fully-diluted shares outstanding were calculated using the Treasury Stock Method and the Consideration; see Appendix A for more details
(2) As of September 30, 2019, per Company filings
(3) Reflects market value as of December 27, 2019
(4) Corporate Overhead was calculated using the Adjusted Management Projections through FY2026
(5) DCFs and Selected Public Companies Analyses for each Segment were based on the Management Projections
(6) Relates to the Company's 49% owned joint venture with Serlefin Peru
(7) Relates to a lawsuit filed by the Company against a third-party servicer arising from the servicer's failure to pay certain amounts due under a servicing agreement
(8) For illustrative purposes only. Represents the variance in the value of the Corporate Overhead Segment including/excluding public company expenses

Note: Lincoln's valuation analysis excludes any potential impact of the Derivative Lawsuit

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Book Value Calculations – For Illustrative Purposes

Book Value Methodologies - Balance Sheet as of September 30, 2019
($ in Thousands, except per share values)

	Book Value	Tangible Book Value
Operating Assets		
Consumer receivables acquired for liquidation	$1,668.0	$1,668.0
Investment in personal injury claims, net	5,190.0	5,190.0
Due from third party collection agencies and attorneys	596.0	596.0
Accounts receivable, net	266.0	266.0
Prepaid and income taxes receivable, net	264.0	264.0
Furniture and equipment, net	120.0	120.0
Total Operating Assets	**$8,104.0**	**$8,104.0**
Operating Liabilities		
Accounts payable and accrued expenses	$941.0	$941.0
Income taxes payable	575.0	575.0
Total Operating Liabilities	**$1,516.0**	**$1,516.0**
Total Stockholders' Equity - Operating	**$6,588.0**	**$6,588.0**
Per Share Value (1)	**$0.98**	**$0.98**
Non-Operating Assets		
Cash and cash equivalents	$4,308.0	$4,308.0
Available-for-sale debt securities (at fair value)	56,123.0	56,123.0
Investments in equity securities (at fair value)	8,136.0	8,136.0
Equity method investment	280.0	280.0
Settlement receivable	1,558.0	1,558.0
Deferred income taxes	9,631.0	9,631.0
Goodwill	1,410.0	0.0
Other assets	1,135.0	1,135.0
Total Non-Operating Assets	**$82,581.0**	**$81,171.0**
Total Stockholders' Equity - Non-Operating	**$82,581.0**	**$81,171.0**
Per Share Value (1)	**$12.25**	**$12.04**
Total Stockholders' Equity	**$89,169.0**	**$87,759.0**
Per Share Value (1)	**$13.23**	**$13.02**

(1) Fully-diluted shares outstanding were calculated using the Treasury Stock Method and the Consideration; see Appendix A for more details

Note: The analyses presented above are not valuation methodologies, rather analyses presented to the Special Committee for illustrative purposes

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Illustrative Perspectives on Potential Negotiation Positions 514.00 511.76 S 12.00 510.00 54. oo 52.00 Lincoh (Includng PubCo Expenæs) 51239 Lincoh (Excludiæ Pino Expenses) 1m pas Consideration of Mr. Stern'sOffer 51±02 Tangbé 3cok V Sue so-Dav vwAP as of 10/30/19 51323 $510.75 5.72 Vail e A.,LINCOLN INTERNATIONAL Source: Company filings, Management Projections Note: October 30, 2019 represents thedate of Mm Stern'soffer; Lincoln'sAnatyses representthe high—endofLincoIn's valuation range; Tangible 300k Value and 300k Value indicationsare for reference ony Sta

Corporate Overhead - Management Projections vs. Adjusted Management Projections Following the Special Committee’s review of the Management Projections, the Special Committee instructed Lincoln tomakecertainadjustments to the Company’s projected corporate overhead expenses. The Adjusted Management Projections, as displayed in the above chart, were subsequently reviewed by the Special Committee and approvedforusebyLincoln in its analysis.Source: Management Projections; Special Committee Adjusted Projections7,422.0$6,885.0 $6,899.0 $6,913.0 $6,928.0 $6,944.0 $6,961.0 $7,827.0 $6,095.0 $4,990.0 $4,156.4 $3,556.4 $2,593.3$2,105.1$0.0$1,000.0$2,000.0$3,000.0$4,000.0$5,000.0$6,000.0$7,000.0$8,000.07,422.0$6,885.0 $6,899.0 $6,913.0 $6,928.0 $6,944.0 $6,961.0 $7,827.0 $6,095.0 $4,990.0 $4,156.4 $3,556.4 $2,593.3 $2,105.1 $0.0$1,0 00.0$2,0 00.0$3,0 00.0$4,0 00.0$5,000.0 $6,000.0$7,000.0$8,000.0$9,000.0 Management Projections Adjusted Management ProjectionsFY2019 FY2020 FY2021 FY2022 FY2023 FY2024 FY2025 FY2026

Fully-Diluted Shares Outstanding Appendix A

Fully-Diluted Shares Outstanding Fully-Diluted Shares Outstanding (1) Shares Outstanding (2) Options Outstanding (3) Fully-Diluted Shares Oustanding (1) Provided by Company Management (2) Shares outstanding as of September 30, 2019 172,749 (3) Dilution from outstanding options was calculated using the Treasury Stock Method and the Consideration A.,LINCOLN INTERNATIONAL Sta

Asta Trading Analysis Appendix B

Asta Trading Analysis

Ownership and Common Stock Overview

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Shareholder	Total Shares	% of Total
Stern, Ricky	1,659,250	25.3%
Stern, Gary	1,407,345	21.4%
GMS Family Investors LLC	871,500	13.3%
Asta Group, Inc.	842,000	12.8%
RBF Capital LLC	400,000	6.1%
BlackRock, Inc.	278,175	4.2%
Dimensional Fund Advisors L.P.	84,845	1.3%
Bridgeway Capital Management, Inc.	83,600	1.3%
Geode Capital Management, LLC	39,457	0.6%
The Vanguard Group, Inc.	32,041	0.5%
Top 10 Shareholders	**5,698,213**	**86.8%**
All Other Shareholders	869,552	13.2%
Total Shares Outstanding	**6,567,765**	**100.0%**



Public and Other 18.7%
Institutional 8.5%
Insiders 72.8%

Asta - Common Stock Overview	
Stock Price as of December 27, 2019	$10.38
Stock Price as of December 27, 2018	4.10
Stock Price as of December 27, 2017	7.75
30-Day Volume Weighted Average Price ("VWAP")	$10.37
60-Day VWAP	9.95
90-Day VWAP	8.99
52-Week Average Closing Price	$6.79
52-Week High Closing Price	10.43
52-Week Low Closing Price	4.06
104-Week Average Closing Price	$5.63
104-Week High Closing Price	11.25
104-Week Low Closing Price	2.85

Source: S&P Capital IQ

Asta - Historical Daily Trading Volume					
One-Week Average	2,717	Two -Week Average	2,332	One-Month Average	2,543
% of Shares Outstanding	0.0%	% of Shares Outstanding	0.0%	% of Shares Outstanding	0.0%
% of Float	0.2%	% of Float	0.2%	% of Float	0.2%
Two-Month Average	5,666	Six-Month Average	4,439	One-Year Average	5,024
% of Shares Outstanding	0.1%	% of Shares Outstanding	0.1%	% of Shares Outstanding	0.1%
% of Float	0.4%	% of Float	0.3%	% of Float	0.4%
Two-Year Average	9,371	Three-Year Average	10,905	Four-Year Average	14,029
% of Shares Outstanding	0.1%	% of Shares Outstanding	0.2%	% of Shares Outstanding	0.2%
% of Float	0.7%	% of Float	0.8%	% of Float	1.0%
Total Shares Outstanding	6,567,765				
Public Float Shares	1,365,170				
Public Float %	20.8%				

Source: S&P Capital IQ and Company SEC filings
"Insiders" in the pie chart above includes the shares of: (i) Ricky Stern, (ii) Gary Stern, (iii) GMS Family Investors LLC, and (iv) Asta Group, Inc.

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Asta Trading Analysis 2-Year Trading History 514.00  Announcement / Completion  ot $5.30 per share  Special Dividend  512.00  510.00  goo  52.00  source: captai a  A.,LINCOLN  INTERNATIONAL  Gary Stern offer to take  the Company private on October  30, $10.75 per share  Consideration: $10.75  0.25 S  Sta 0.00 0.05 0.10 0.15 0.20 0.25 0.30 0.35 0.40 $2.00 $4.00 $6.00 $8.00 $10.00 $12.00 $14.00 Volume (thousands) Share Price Consideration: $10.75 Announcement / Completion of $5.30 per share Special Dividend Gary Stern offer to take the Company private on Octobe

Premiums Paid Analysis Appendix C

Illustrative Premiums Paid Analysis Source: Capital IQ (1) October 30, 2019 represents the date of filing for the Proposed Transaction  Premiums Paid Analysis Stock Price Premium (Median) Criteria Number of Transactions 1-Day Prior (%) 1-Week Prior (%) 1-Month Prior (%) All Diversified Financials Deals 41 20.7% 27.6% 21.5% All Deals with Enterprise Value < $500 million 217 17.8% 20.0% 18.8% All United States Deals 28 30.2% 31.6% 37.2% All Deals with Majority Shareholder Purchasing Remaining Shares 367 17.2% 18.8% 19.5% Asta - Stock Price as of October 30, 2019 (1) $6.79 $6.70 $7.00 Proposed Transaction @ $10.75 58.3% 60.4% 53.6% Asta - 1-Year Trailing VWAP as of October 30, 2019 (1) $5.77 Proposed Transaction @ $10.75 86.5% Asta - Stock Price as of December 27, 2019 $10.35 $10.38 $10.37 Proposed Transaction @ $10.75 3.9% 3.6% 3.7% Asta - 1-Year Trailing VWAP as of December 27, 2019 $6.80 Proposed Transaction @ $10.75 53.1% Notes: Data excludes negative premiums, includes only announced, effective, and closed deals over the prior five years, and includes Notes: transactions with a majority shareholder purchasing remaining shares